Exhibit 10.22.1

CONVERSION AGREEMENT

WHEREAS, OxySure Systems, Inc. (“OxySure”) and SINACOLA COMMERCIAL PROPERTIES, LTD. (“Sinacola”) (OxySure and Sinacola jointly, the “Parties”) entered into that certain Rent Satisfaction Agreement (“Agreement”) dated December10, 2009; and

WHEREAS, OxySure has issued Sinacola two convertible promissory notes pursuant to the Agreement, with a face value totaling $251,407; and

WHEREAS, the two convertible promissory notes comprise a convertible promissory note in the amount of $125,000 (the “First Landlord Note”) and a second convertible promissory note in the amount of $126,407 (the “Second Landlord Note”); and

WHEREAS, the First Landlord Note and the Second Landlord Note each had maturity dates of June 30, 2012; and

WHEREAS, the First Landlord Note is convertible into the common stock of OxySure at a conversion price of $1.00 per share, and the Second Landlord Note is convertible into the common stock of OxySure at a conversion price of $1.50 per share.

NOW, WHEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

(1)
Sinacola agrees to convert the First Landlord Note and the Second Landlord Note at their stated conversion prices. Pursuant to this provision, OxySure will issue Sinacola, or any of its designated affiliates 209,271 restricted shares of the common stock of OxySure.

(2)	Further, OxySure will issue Sinacola, or any of its designated affiliates a one-time issuance of 21,819 restricted shares of the common stock of OxySure.

Agreed to and accepted:

SINACOLA COMMERCIAL PROPERTIES, LTD.,		OXYSURE SYSTEMS, INC.
a Texas limited partnership

By: FRISCO INDUSTRIAL, INC., a Texas corporation, its general partner

By:	/s/ Michael A. Sinacola	By:	/s/ Julian T. Ross
	Michael A. Sinacola, President		Julian Ross, CEO

Date:	March 30, 2012	Date:	May 3, 2012